Exhibit 99.1

Range Impact Transitions Two Executives to Graphium Biosciences Subsidiary as Part of Proposed Divestiture and Promotes Corporate Controller to Chief Financial Officer

CLEVELAND, OHIO – (April 26, 2024) – Range Impact, Inc. (OTC: RNGE) (“Range Impact” or “Company”), an impact investing company dedicated to acquiring, reclaiming and repurposing mine sites in economically disadvantaged communities throughout Appalachia, announces the transition of Dr. Brandon Zipp, Chief Science Officer, and Richard McKilligan, Chief Financial Officer and Counsel, from Range Impact to Graphium Biosciences, Inc. (“Graphium”), a wholly-owned subsidiary of Range Impact, in connection with a proposed divestiture and recapitalization of Graphium. Additionally, Range Impact has promoted Patricia Missal from her role as Corporate Controller to Chief Financial Officer.

From 2012 to 2021, Range Impact (then known as Stevia First Corp. and subsequently as Vitality Biopharma, Inc.) was exclusively an early-stage biotech research and development company focused on the glycosylation of plant-based molecules, including stevia and cannabinoids. Dr. Zipp joined the Company in 2012 and held several key scientific positions, including Staff Scientist, Director of Research and Development, and Chief Science Officer. Mr. McKilligan also joined the Company in 2012 and held several management positions, including Controller, Counsel, and Chief Financial Officer.

Beginning in 2021, Range Impact expanded its corporate strategy to include impact investing businesses in Appalachia to generate positive cash flow and monetize its more than $20 million of net operating losses. In connection with this expanded business strategy, all of the Company’s legacy drug development assets (for which Dr. Zipp and Mr. McKilligan served in key leadership roles over the past decade) were transferred into Graphium in preparation for a future strategic transaction.

In December 2023, Range Impact engaged First Liberties Financial, an SEC-registered broker-dealer and financial advisory firm, to assist with a capital raise to fund the divestiture of Graphium. In connection with this proposed divestiture, Dr. Zipp and Mr. McKilligan agreed to transition from being Range Impact officers to Graphium officers.

In connection with the above-referenced transition, Ms. Missal has been appointed to serve as the Chief Financial Officer of Range Impact. Ms. Missal joined Range Impact in January 2023 as Corporate Controller and has over 25 years of executive management experience serving in key financial and operational roles for large revenue-generating operating businesses, with particular expertise in contracting businesses with remote workforces.

Michael Cavanaugh, Range Impact’s CEO, stated, “Dr. Zipp and Mr. McKilligan have a long history with the biotech assets of Graphium, and have made significant contributions to the development of our portfolio of glycosylated small molecules over the past decade.” Cavanaugh added, “Their transition to Graphium is a logical step given its proposed divestiture and provides the necessary leadership and continuity to ensure the successful execution of our drug development plan assuming the necessary capital is raised. Likewise, we are excited about the promotion of Patty Missal to CFO given her significant experience managing the financial functions of large revenue-generating companies, particularly those with remote workforces.”

About Range Impact, Inc.

Headquartered in Cleveland, Ohio, Range Impact is a public company (OTC: RNGE) dedicated to improving the health and wellness of people and the planet through a novel and innovative approach to impact investing. Range Impact owns and operates several complementary operating businesses focused on developing long-term solutions to environmental, social, and health challenges, with a particular focus on acquiring, reclaiming and repurposing mine sites and other undervalued land in economically disadvantaged communities throughout Appalachia. Range Impact takes an opportunistic approach to impact investing by leveraging its competitive advantages and looking at solving old problems in new ways. Range Impact seeks to thoughtfully allocate its capital into strategic opportunities that are expected to make a positive impact on the people-planet ecosystem and generate strong investment returns for its shareholders.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors that could cause actual outcomes and results to be materially different from those indicated in such statements. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies, timing of clinical trials and product development, business strategy and new lines of business. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Range Impact, Inc.

Investor Relations

P: +1 (216) 304-6556

E: ir@rangeimpact.com

W: www.rangeimpact.com